Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

June 3, 2014

Fidelity National Information Services, Inc.

601 Riverside Avenue

Jacksonville, Florida 32204

Re:	Fidelity National Information Services, Inc. 1.450% Senior Notes due 2017 and 3.875% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as special counsel for Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), and each of the subsidiaries of the Company listed on Annex A hereto (the “Delaware Guarantors”) in connection with the issuance and sale of $300 million in aggregate principal amount of the Company’s 1.450% Senior Notes due 2017 (the “2017 Notes”) and $700 million in aggregate principal amount of the Company’s 3.875% Senior Notes due 2024 (the “2024 Notes” and, together with the 2017 Notes, the “Securities”), pursuant to the Underwriting Agreement, dated May 27, 2014 (the “Underwriting Agreement”), among the Company, the underwriters listed on Schedule 1 thereto (the “Underwriters”), and each of the guarantors listed on Schedule 2 thereto (the “Guarantors”), and the issuance of the guarantees on each of the Securities (the “Guarantees”) by the Guarantors. The Securities will be issued pursuant to an Indenture, dated as of April 15, 2013 (the “Base Indenture”), among the Company, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended by a Third Supplemental Indenture, dated as of June 3, 2014 relating to the 2017 Notes (the “Third Supplemental Indenture”), and as amended by a Fourth Supplemental Indenture, dated as of June 3, 2014 relating to the 2024 Notes (the “Fourth Supplemental Indenture”, and together with the Base Indenture and the Third Supplemental Indenture, the “Indenture”).

The offer and sale of the Securities is being made pursuant to the Registration Statement (the “Registration Statement”) on Form S-3 (Registration No. 333-187047), relating to the Securities and other securities, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus supplement, dated May 27, 2014 (the “Prospectus Supplement”), filed by the Company with the Commission on May 29, 2014. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined (a) the Registration Statement; (b) the Prospectus Supplement; (c) an executed copy of the Underwriting Agreement; (d) a copy of a certificate, dated June 3, 2014, representing the 2017 Notes; (e) a copy of the certificates, dated June 3, 2014, representing the 2024 Notes; (f) an executed copy of the Indenture; (g) the forms of notation of guarantees relating to the Guarantees of the 2017 Notes and the 2024 Notes; and (h) such records of the corporate proceedings of the Delaware Guarantors as we have deemed necessary as the basis for

NEW YORK    WASHINGTON    PARIS    LONDON    MILAN    ROME     FRANKFURT    BRUSSELS

in alliance with Dickson Minto W.S., London and Edinburgh

Fidelity National Information Services, Inc.

June 3, 2014

the opinions expressed herein. In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other corporate records, agreements, instruments, certificates, and documents and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company have been maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have, when the relevant facts were not independently established, relied upon the documents referred to in clauses (a) through (h) and the aforesaid other agreements, instruments, certificates, documents and records, as well as upon statements and certificates of officers and other representatives of the Company and others and of public officials. We have assumed that such statements, and that the representations in such documents, agreements, instruments, certificates and records, are and will continue to be true and complete without regard to any qualification as to knowledge or belief.

We have also assumed for purposes of this opinion letter, without investigation, that: (i) other than to the extent specifically addressed with respect to the corporate or limited liability company power of each of the Delaware Guarantors in our opinion below, each of the parties to the Indenture, the Securities and the Guarantees (collectively, the “Transaction Documents”) and each person executing and delivering any of the Transaction Documents by or on behalf of any such party, has the full power, authority and legal capacity (including the taking of all requisite action) to execute, deliver and perform, or cause the performance of, as the case may be, such party’s obligations under the Transaction Documents; (ii) each of the parties to any of the Transaction Documents has been duly formed and organized and each of such parties (other than the Delaware Guarantors) is validly existing and, if applicable, in good standing, in the respective jurisdiction of its formation; (iii) except to the extent specifically addressed with respect to the Delaware Guarantors in our opinion below, each of the parties to any of the Transaction Documents has duly authorized, executed and delivered each such Transaction Document; (iv) the execution and delivery by any party of, and the performance of its obligations under, the Transaction Documents, does not and will not contravene, conflict with, violate, or result in a breach of or default under any law, rule, regulation, resolution, guideline, interpretation, restriction, limitation, policy, procedure, ordinance, order, writ, judgment, decree, determination, or ruling applicable to such party, or to the property of such party; (v) any authorization, approval, consent, waiver, or other action by, notice to, or filing, qualification, or declaration with, any governmental or regulatory authority or body or other person required for the due execution, delivery, or performance of any of the Transaction Documents or the consummation of the transactions contemplated thereby, including the issuance and sale of the Securities, by or on behalf of any of the parties to any such Transaction Document has been obtained or made; and (vi) any litigation relating to the Transaction Documents will be brought before a New York State court or a United States federal court sitting in New York.

Fidelity National Information Services, Inc.

June 3, 2014

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that each of the Delaware Guarantors has the requisite corporate or limited liability company power to execute and deliver each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby, the issuance of the Guarantees has been duly authorized by the Delaware Guarantors and, when the certificates representing the Securities have been authenticated and delivered by the Trustee in accordance with the terms of the Indenture, and the Securities have been delivered by the Company to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Securities and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, enforceable against the Company and the Guarantors, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally and to general equitable principles of equity, regardless of whether such principles are considered in a proceeding at law or in equity.

The opinion expressed herein is limited in all respects to the laws of the State of New York and the General Corporation Law and the Limited Liability Company Act of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. We express no opinion as to the application of the securities or blue sky laws of the several states to the sale of the Securities. Without limiting the generality of the foregoing, except as set forth herein, we express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Securities, which will be incorporated by reference into the Registration Statement and the Prospectus Supplement and to the use of our name under the heading “Legal Matters” contained in the Prospectus Supplement. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

Fidelity National Information Services, Inc.

June 3, 2014

Annex A

Asset Exchange, Inc.

Aurum Technology, LLC

Certegy Check Services, Inc.

ClearCommerce Corporation

eFunds Corporation

eFunds IT Solutions Group, Inc.

Fidelity Information Services International Holdings, Inc.

Fidelity International Resource Management, Inc.

Fidelity National Information Services, LLC

Fidelity National Payment Services, Inc.

FIRM I, LLC

FIRM II, LLC

FIS Capital Leasing, Inc.

FIS Management Services, LLC

FIS Solutions, LLC

Metavante Holdings, LLC

Metavante Payment Services, LLC

NYCE Payments Network, LLC

Prime Associates, Inc.

Sanchez Computer Associates, LLC

Sanchez Software, Ltd.

The Capital Markets Company

Valutec Card Solutions, LLC

VECTORsgi, Inc.